           COVER
                 SECURITIES AND EXCHANGE COMMISSION
                           Form S-3
  Registration Statement under The Securities Act of 1933

                     OUTBACK STEAKHOUSE, INC.
   (Exact name of registrant as specified in its charter)

                           Delaware
        (State or other jurisdiction of incorporation
                       or organization)

                         59-3061413
          (I.R.S. Employer Identification No.)

            550 North Reo Street, Suite 200
      Tampa, Florida 33609, Telephone:  (813) 282-1225
    (Address, including zip code, and telephone number,
          including area code, of registrant's
             principal executive offices)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

If this Form is filed to register additional securities
for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list
the Securities Act registration statement number of the
earlier effective registration statement for the same
offering.  ___     _____________

If this Form is a post-effective amendment filed pursuant
to Rule 462(c) under the Securities Act, check the
following box and list the Securities Act registration
statement number of the earlier effective registration
statement for the same offering.  ___     _____________

If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box.
___

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





              CALCULATION OF REGISTRATION FEE

                                                 Proposed          Proposed
                                                 Maximum           Maximum
Title of Each Class of            Amount to be   Offering Price    Aggregate        Amount of
Securities to be Registered       Registered     Per Share <F1>    Offering Price   Registration Fee

Common Stock, par value $.01      218,859        $22.5625          $4,938,006       $1,703

<F1>  Estimated pursuant to Rule 457(c) solely for the
purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices on October
18, 1996, of the Registrant's Common Stock as reported on the NASDAQ National Market System.


                           RED HERRING

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
                          Subject to completion
                          October 19, 1996




                OUTBACK STEAKHOUSE, INC.

                     218,859 Shares
              Common Stock, $.01 par value

     This Prospectus relates to shares of Common Stock of Outback Steakhouse, Inc. (the "Company") which may be offered for sale from time to time for the account of certain stockholders of the Company (the "Selling
Stockholders"). See "Selling Stockholders." Shares may be offered until _____ ___, 1996 [45 days after the date of the Prospectus] for the account of the Selling
Stockholders. See "The Offering." The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company's Common Stock is traded on the NASDAQ National Market System under the symbol "OSSI." On November ___, 1996, the last reported sale price of the Common Stock was $______ per share.

              ______________________

     The distribution of shares of Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the NASDAQ National Market System, or on any exchange on which the Common Stock may then be listed in negotiated transactions, through the writing of options on shares
(whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent
(which compensation may be in excess of customary commissions). The Selling Stockholders also may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

     All expenses of the registration of the Common Stock covered by this Prospectus will be borne by the Company pursuant to preexisting agreements, except that the Company will not pay (i) any Selling Stockholder's underwriting discounts or selling commissions, or (ii) fees and expenses of any Selling Stockholder's counsel.

     See "Risk Factors" at Page 4 for a discussion of certain risk factors that should be considered by prospective investors.

             _________________


     THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

   The date of this Prospectus is [November ___], 1996.

                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the
"Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange
Commission (the "Commission"). Such reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C.
20549, and at the following Regional Offices of the
Commission:  New York Regional Office, 7 World Trade
Center, Suite 1300, New York, New York 10007; and Chicago
Regional Office, 500 West Madison Street, 14th Floor,
Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C.
20549, at prescribed rates.

     This Prospectus constitutes a part of a Registration
Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities
Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock.

                INCORPORATION OF
          CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

     (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be deemed to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are incorporated by reference therein). Requests for such copies should be directed to Outback Steakhouse, Inc., 550 North Reo Street, Suite 200, Tampa, Florida 33609,
Attention:  Robert S. Merritt, Sr. Vice President,
Telephone (813) 282-1225.

     Outback Steakhouse(R) is a registered service mark and Bloomin' Onion(R) is a registered trademark of Outback Steakhouse, Inc.

                 THE OFFERING

     Up to 218,859 shares may be offered from time to time until _________, 1996 [45 days after the date of this Prospectus] for the account of the Selling
Stockholders. See "Selling Stockholders." The Company will not receive any proceeds from the sale of shares covered by this Prospectus. The Company's Common Stock is traded in the NASDAQ National Market System under the symbol "OSSI."

                      THE COMPANY

     The Company's Outback Steakhouse(R) restaurant
system included 353 full-service restaurants, 47 of which
are franchised to unaffiliated franchisees, at September
30, 1996.  The restaurants serve dinner only and feature
a limited menu of high quality, uniquely seasoned steaks,
rack of lamb, prime rib, chops, ribs, chicken, fish, and
pasta.  The restaurants also offer specialty appetizers,
including the signature "Bloomin' Onion(R)," desserts and
full liquor service.  The Company believes that it
differentiates its restaurants by:

     *   emphasizing consistently high quality
         ingredients and preparation of a limited number of menu items that appeal to a broad array of tastes;

     *   featuring generous portions at moderate
         prices;

     * attracting a diverse mix of customers through a casual dining atmosphere emphasizing highly attentive service;

     * hiring and retaining experienced restaurant management by providing general managers the opportunity to purchase a 10% interest in the restaurants they manage; and

     * limiting service to dinner (generally from 4:30 p.m. to 11:00 p.m.), which reduces the hours of restaurant management and employees.

     In April 1993, the Company purchased a 50% interest in the cash flows of two Carrabba's Italian Grill(R) restaurants located in Houston, Texas (the "Original
Restaurants"), and entered into a 50-50 joint venture with the founders of Carrabba's(R) to develop additional
Carrabba's Italian Grill(R) restaurants.  In January
1995, the Company and the Carrabba's(R) founders reached an agreement to reorganize the Carrabba's(R) concept.
Under the terms of the agreement, the founders obtained sole ownership of the Original Restaurants, and the Company obtained sole ownership of the Carrabba's(R) concept and the four restaurants in Florida. The original 50-50 joint venture will continue to develop restaurants in the State of Texas. The Company has sole ownership of restaurants outside of Texas, will continue to develop Carrabba's Italian Grills outside of Texas as Company-owned restaurants, and will pay royalties to the founders ranging from 1.0% to 1.5% of sales of Carrabba's(R) restaurants opened after 1994.

     As of September 30, 1996, the Company's Carrabba's
Italian Grill(R) concept included 37 full-service restaurants, eleven of which were owned by the joint venture. The restaurants have a casual atmosphere, serve dinner only, and feature a limited menu of high quality classic and specialty Italian-themed chicken, fish, seafood, veal, steak, pasta, and pizza entrees. The restaurants also offer appetizers, desserts, and full liquor service.

     The Company was incorporated in October 1987, as Multi-Venture Partners, Inc., a Florida corporation. In
January 1990, the Company changed its name to Outback
Steakhouse, Inc., and in April 1991, the Company changed its name to Outback Steakhouse of Florida, Inc. ("Outback
Florida"). Outback Steakhouse, Inc., a Delaware corporation ("Outback Delaware"), was formed in April
1991, as part of a corporate reorganization completed in June 1991, in connection with the Company's initial public offering. As a result, Outback Delaware became a holding company for Outback Florida. Unless the context requires otherwise, references to the "Company" or "Outback" mean Outback Delaware, its wholly owned subsidiaries Outback Florida and Carrabba's Italian
Grill, Inc., and each of the limited partnerships and joint ventures controlled by the Company. The Company's principal executive offices are located at 550 North Reo
Street, Suite 200, Tampa, Florida 33609. The Company's telephone number is (813) 282-1225.

                    RISK FACTORS

     Prospective purchasers should carefully consider the following information in addition to the other information contained in this Prospectus in evaluating an investment in the Common Stock.

Growth Strategy

     The Company has experienced substantial growth and expects to maintain a rapid pace of development by opening 18 to 20 Outback Steakhouse(R) restaurants and 13 to 15 Carrabba's Italian Grill(R) restaurants in the last quarter of 1996. The Company's ability to achieve this restaurant opening schedule will depend on a number of factors, including the availability of suitable locations, the ability to hire and train skilled management personnel, the availability of adequate financing, and other factors, some of which are beyond the control of the Company. There can be no assurance that the Company will be able to continue to open all its planned new restaurants or that, if opened, those restaurants can be operated profitably or as profitably as the Company's existing restaurants. Moreover, the opening of additional restaurants in the same market areas could have the effect of attracting customers from existing restaurants located in that area. Furthermore, there also can be no assurance that the Company will experience the same level of success in the development of the Carrabba's(R) restaurant concept as it has experienced in the development of the Outback
Steakhouse(R) restaurant concept.

Competition

     The restaurant industry is intensely competitive with respect to price, service, location, and food quality, and there are many well-established competitors with substantially greater financial and other resources than the Company. Recently there has been increasing competition developing in the mid-price, full-service, casual dining segment in which the Company's restaurants operate. A number of these companies operate steakhouses and have announced their intention to expand rapidly, including into markets in which the Company's restaurants are located. Some of the Company's competitors have been in existence for a substantially longer period than the Company and may be better established in the markets where the Company's restaurants are or may be located.
The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns, and the type, number, and location of competing restaurants. In addition, factors such as inflation, increased food, labor and benefits costs, and the availability of experienced management and hourly employees may adversely affect the restaurant industry in general and the Company's restaurants in particular.

Dependence on Management

     The success of the Company's business will continue to be highly dependent upon Messrs. Sullivan, Basham, and Gannon. The loss of the services of one or more of them could have a materially adverse effect upon the Company's business and development. The Company's continued growth also will depend upon its ability to attract and retain additional skilled management personnel.

Government Regulation

     The restaurant business is subject to extensive state and local government regulation, including those relating to the sale of food and alcoholic beverages.
The failure to retain food and liquor licenses would adversely affect the operations of restaurants. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes, and mandated benefit programs, such as health insurance, and similar matters over which the Company has no control.

                    USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares offered hereby.

                 DESCRIPTION OF CAPITAL STOCK

Common Stock

     The Company's Certificate of Incorporation (the
"Certificate") authorizes 100,000,000 shares of Common
Stock, $0.01 par value per share, of which 47,949,788 shares were issued and outstanding as of September 30, 1996, and approximately 4,828,489 were reserved for issuance to approximately 333 current and former employees, seven nonemployee directors, and four consultants upon exercise of outstanding stock options.
Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.
The Board of Directors presently consists of twelve members divided into three classes. The directors of the class elected at each annual meeting of stockholders hold office for a term of three years. Holders of Common
Stock are entitled to receive dividends when, as and if declared from time to time by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Preferred
Stock, if any. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribu-tion rights of any Preferred Stock then outstanding. The
Common Stock has no preemptive or conversion rights and is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All currently outstanding Common Stock of the Company is duly authorized, validly issued, fully paid, and nonassessable.

Preferred Stock

     The Certificate authorizes 2,000,000 shares of Preferred Stock, $0.01 par value, none of which were outstanding as of September 30, 1996. The Board of
Directors has the authority, without any further vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences, and limitations of such series to the full extent now or hereafter permitted by Delaware law. The
Company has no present intention to issue Preferred
Stock.

Anti-Takeover Provisions

     Management of the Company currently owns or has the right to acquire approximately 22.16% of the outstanding
Common Stock. The provisions regarding the division of the Board of Directors into classes and the ability of the Board of Directors to issue Preferred Stock as described above may make it more difficult for, and may discourage other persons or companies from making a tender offer for, or attempting to acquire, substantial amounts of the Company's Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of the Company's Common Stock which often result from actual or rumored takeover attempts.

Registrar and Transfer Agent

     The registrar and transfer agent for the Company's
Common Stock is Bank of New York, New York, New York.

         SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market could adversely affect market prices of the Common Stock and make it more difficult for the Company to sell equity securities in the future at times and prices which it deems appropriate.

     As of September 30, 1996, 47,949,788 shares of
Common Stock were issued and outstanding, of which 31,990,180 shares will be freely tradeable (assuming all of the 218,859 shares offered hereby are sold to nonaffiliates) without restriction or further registration under the Securities Act. The 15,959,608 remaining shares (the "Restricted Shares") may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration such as the exemption provided by Rule 144 under the Securities Act, and then only in compliance with the volume and manner of sale limitations of Rule 144. Approximately 12,279,079
Restricted Shares owned by affiliates and others currently are eligible for sale under Rule 144. Of the 3,680,529 remaining Restricted Shares, approximately
34,000 Restricted Shares will be eligible for sale under Rule 144 in 1996; approximately 186,963 Restricted Shares will be eligible for sale under Rule 144 in 1997; and approximately 3,459,566 Restricted Shares will be eligible for sale under Rule 144 in 1998 (assuming the 218,859 shares of which that are registered hereunder are sold pursuant to this Prospectus).

     In general, under Rule 144 a stockholder (or stockholders whose shares are aggregated) who has beneficially owned for at least two years shares privately acquired directly or indirectly from the Company or from an "affiliate" of the Company, and persons who are affiliates of the Company, are entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of the Company's Common Stock (approximately
4,794,902 shares at September 30, 1996) or the average weekly trading volume in the Company's Common Stock in the over-the-counter market during the four calendar weeks preceding such sale and may only sell such shares through unsolicited brokers' transactions. A stockholder
(or stockholders whose shares are aggregated) who has not been an affiliate of the Company for at least 90 days and who has beneficially owned his Restricted Stock for at least three years is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above.

               SELLING STOCKHOLDERS

     On March 1, 1996, the Company issued 732,385 shares of Common Stock to the former shareholders of FMI
Restaurants, Inc. ("FMI"), which served as sole general partner of nine limited partnerships, and to the former shareholders of Fore Management West End, Inc. ("West
End"), which entities owned and operated ten Outback
Steakhouse(R) franchised restaurants (the "FMI/West End
Restaurants") located in Tennessee. The shares were issued in connection with the merger of FMI and West End into the Company and the exchange of limited partnership interests held by limited partners for shares of Common
Stock (the "FMI/West End Investors"). Under the terms of the FMI/West End Agreement and Plan of Reorganization, the Company agreed to file a registration statement under the Securities Act to cover the sale of up to 25% of the shares issued to the FMI/West End Investors, and to keep such registration statement effective for a period not to exceed 45 days from the date of this Prospectus.
Accordingly, 183,104 shares of Common Stock covered by this Prospectus are being offered for sale by the FMI/West End Investors.

     On 1996, the Company issued 143,000 shares of Common
Stock to the shareholders of Nevada Summit Corporation
("Nevada Summit"), the Company's joint venture partner in Nevada, in connection with the merger of Nevada Summit into the Company. Under the terms of the Nevada Summit
Agreement and Plan of Merger, the Company has agreed to register up to 25% of the shares issued to the Nevada
Summit shareholders and to maintain such registration for a period not to exceed 45 days from the date of this Prospectus. Accordingly, 35,755 shares of Common Stock covered by this Prospectus are hereby offered for sale by the former shareholders of Nevada Summit.

     The number of shares being offered by the Selling
Stockholders are governed by the preexisting agreements between the Selling Stockholders and the Company described above. The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1996, and as adjusted to reflect the assumed sale of all of the shares offered hereby by the Selling Stockholder.


                                                Shares Beneficially    Number of    Shares Beneficially
                                                Owned Prior            Shares       Owned After
                                                to the Offering        Being        the Offering <F1>
                                                Number    Percent      Offered      Number    Percent


Alexander, Robert P. <F2>                         3,456   *             864          2,592   *
Alexander, Robert P. & Co.
   Profit Sharing Plan <F2>                       3,355   *             839          2,516   *
Allen, J. Scott <F2>                              7,618   *           2,540          5,078   *
Allen, J. Scott, Custodian
   f/b/o Christina Allen TUGMA <F2>                 496   *             165            331   *
Allen, J. Scott, Custodian
   f/b/o Stephanie Allen TN-UGMA <F2>               517   *             172            345   *
Allen, Kent <F2>                                  1,180   *             393            787   *
Allen, Kirk R. <F2>                               3,991   *           1,248          2,743   *
Allen, LaDean <F2>                                4,675   *           1,558          3,117   *
Allen, Terri D. <F2>                              1,180   *             393            787   *
Barton, Cheryl K. Kinzalow <F2>                     854   *             285            569   *
Basham, Doris <F2><F4>                            1,377   *             344          1,033   *
Bodenstein, Susan C. <F2><F5>                       763   *             191            572   *
Bono, Karen Scott
   Trust UTA DTD 12/18/89 <F3>                    1,430   *             358          1,072   *
Bronk, Charles and Audrey P. <F2>                 1,394   *             349          1,045   *
Brooks, Wes & Co., Inc.
   Profit Sharing Plan <F2>                         681   *             170            511   *
Bryan, William T. and Cindy F. <F2>               2,665   *             889          1,776   *
Bucek, Timothy R. <F2>                            2,757   *             689          2,068   *
Bylenga, Andrew <F3>                              1,430   *             358          1,072   *
Carter, Duane Craig <F2>                          2,139   *             535          1,604   *
Chmiel, George G. and Suzan A. <F2>                 661   *             165            496   *
Cooper, John and Trudy <F3><F6>                  78,961   *             715         78,246   *
Danker, Chase Irrevocable
   Educational Trust <F2><F7>                     1,350   *             338          1,012   *
Danker, Cynthia <F2><F8>                            763   *             191            572   *
Danker, Melvin and Jacqueline <F2><F3><F9>       59,708   *           5,840         53,868   *
Danker, Richard O. and Janet M. <F2><F3><F10>    11,595   *           2,899          8,696   *
Davis, G. William <F2>                            1,820   *             455          1,365   *
Dexter, Elizabeth Taylor <F3>                     1,430   *             358          1,072   *
Dexter, Katherine <F3>                              715   *             179            536   *
Dexter, William <F3>                              3,575   *             894          2,681   *
Dillard Limited Partnership <F2>                  1,902   *             476          1,426   *
Downing, Neil L. and Jacqueline L. <F2>           1,139   *             285            854   *
Duffy, Vincent P. and Jeanne F. <F2>              1,944   *             648          1,296   *
Ermenc, Andrew J. and Diana S. <F2><F11>          3,104   *           1,035          2,069   *
Fetchko, Mathilda and Chmiel, Suzan A. <F2>       1,139   *             285            854   *
Fossick, Joseph S. <F2>                             763   *             191            572   *
Frey, The Rachel Morgan 1995
   Vested Trust <F2><F12>                         1,243   *             311            932   *
Frey, Robert <F2><F13>                          209,401   *          54,776         154,625  *
Frey, Robert H. and Esther A. <F2>                3,041   *             910           2,131  *
Gay, Donald <F2><F14>                             1,076   *             319             757  *
Grappo, Anthony D. <F3>                           3,130   *             358           2,772  *


Grappo, Anthony P. and Deborah L.
   Revocable Trust UTA 6/19/95 <F3><F15>        266,337   *          28,600         237,737  *
Grappo, Viola <F3>                               21,093   *             715          20,378  *
Grodin, Susan <F2><F16>                           1,350   *             338           1,012  *
Hancock, James B. and Georgianna T. <F2>          1,139   *             285             854  *
Harris, Nathaniel P., Jr. <F2>                    7,948   *           1,987           5,961  *
Harvey, Daniel M., Jr. <F2>                       7,267   *           1,817           5,450  *
Hux, James and Kathleen S. <F2>                     689   *             172             517  *
Irwin, Timothy E. <F2>                            4,530   *           1,510           3,020  *
Kelly, Neal and Claire S. <F2><F17>                 600   *             199             401  *
Kerr, Terrance W. and Judy K. <F2>                5,051   *           1,263           3,788  *
Kinzalow, Richard Revocable Trust <F2>            1,922   *             641           1,281  *
Kinzalow, Richard M. <F2>                           854   *             285             569  *
Kinzalow, Sandra G. <F2>                            854   *             285             569  *
Kinzalow, Tami Fay <F2>                             854   *             285             569  *
Langston, Fredrick M. <F2>                          849   *             283             566  *
Larson, Helen <F2>                                2,740   *             685           2,055  *
Lee, Stephen C. Profit Sharing Plan <F2>            579   *             193             386  *
Leer, Steven F. and Beverly A. <F2>                 681   *             170             511  *
Luther, James Michael <F2>                          572   *             191             381  *
Marra, Mona and Joseph C. <F2>                      810   *             203             607  *
Marshall, A. B., Jr. and Darlene <F2>             5,456   *           1,364           4,092  *
Marshall, C. C. <F2>                                304   *             101             203  *
Marshall, John <F2>                                 304   *             101             203  *
Masserman, Bruce <F3>                             2,860   *             715           2,145  *
Musante, Carl J. and Sheila A. <F3>                 715   *             179             536  *
Musante, James E. <F3>                              715   *             179             536  *
Nance, William T. <F2>                            1,132   *             283             849  *
O. B. One Associates <F2>                         5,821   *           1,941           3,880  *
Reneau, Robert D. and Dorothy J. <F2>               622   *             156             466  *
Reveiz, Faud and Gayle <F2>                       3,435   *           1,145           2,290  *
Reveiz, Louis <F2>                                  674   *             169             505  *
Reveiz, Omar and Paulina <F2>                     1,813   *             453           1,360  *
Rice, Jamie Alyson Qualified
   Subchapter S Trust <F2>                          689   *             172             517  *
Rice, William Brandon Qualified
   Subchapter S Trust <F2>                          689   *             172             517  *
Robinson, Matthew M. and Joan S. <F2><F18>        2,212   *             738           1,474  *
Rowan, Sherry <F2>                                1,303   *             326             977  *
Sajeski, Melissa Ann Trust
   UTA DTD 12/18/89 <F3>                          1,430   *             358           1,072  *
Scott, Jeffrey M. <F3>                            1,430   *             358           1,072  *
Scoville, Mary E. <F2>                            2,592   *             648           1,944  *
Sellers, Larry and Judith E. <F2><F19>            3,539   *           1,035           2,504  *
Shean, Dan <F2><F20>                                286   *              96             190  *
Shlemon, Steve, Guardian
   f/b/o Steven Michael
   Shlemon FL-UGMA <F3><F21>                      1,430   *             358           1,072  *


Smith, Reese L., III <F2>                         1,906   *             496           1,410  *
Sock, Gene and Donna J. <F2>                      2,592   *             864           1,728  *
Sock, Ronald L. and Sallie Ann <F2>             119,967   *          36,242          83,725  *
Stone, B. J., III <F2><F22>                       1,362   *             341           1,021  *
Stone, G. Merle <F2>                              1,350   *             338           1,012  *
Stringer, Robert E. <F2>                          8,170   *           2,723           5,447  *
Sumislawski, Joseph <F2><F23>                    70,084   *          18,309          51,775  *
Sumislawski, Judith, Custodian
   f/b/o Josh Sumislawski <F2><F24>                 661   *             165             496  *
Sumislawski, Judith, Custodian
   f/b/o Kathryn Sumislawski <F2><F24>              689   *             172             517  *
Tart, Clarance L. and Mary Lee <F2>               1,186   *             396             790  *
Terry, David <F2>                                66,530   *          22,177          44,353  *
Timlin, Gary P. and Sabrina H. <F2><F25>          1,953   *             651           1,302  *
Washburn, John S. and Billie M. <F2>              1,394   *             349           1,045  *
Williamson Investments, Ltd. <F2><F26>            1,377   *             344           1,033  *
Wood, Sue Anderson <F2>                             681   *             170             511  *

Total                                                               218,859

*Less than 1%.


<F1>  The named stockholder has sole voting and
investment power with respect to the shares shown as being beneficially owned by it, except as otherwise indicated.

<F2>  Former FMI/West End Investor.

<F3>  Former Nevada Summit Shareholder.

<F4>    Ms. Basham is the sister of Robert D. Basham,
President and a member of the Board of Directors of the Company.

<F5>  Mrs. Bodenstein is the niece of Robert D. Basham,
President and a member of the Board of Directors of the Company.

<F6>  Mr. Cooper is employed by the Company as an
Operations Director and oversees the operations of the Outback Steakhouse(R) restaurants located in the Central
Florida area, and has an ownership interest in newly developed restaurants in his area. Mrs. Cooper is employed by the Company as Vice President of Training.

<F7>  Douglas Danker, Trustee of the Chase Danker
Irrevocable Education Trust, is the brother of Robert D.
Basham, President and a member of the Board of Directors of the Company. The beneficiary of the Trust, Chase
Danker, is the son of Douglas Danker.

<F8>  Ms. Danker is a niece of Robert D. Basham,
President and a member of the Board of Directors of the Company.

<F9>  Mr. Danker is a brother of Robert D. Basham,
President and a member of the Board of Directors of the Company. The Mr. and Mrs. Danker are both former
FMI/West End Investors and former Nevada Summit
Shareholders. Shares acquired by them in these transactions are listed separately because of the differing dates on which the shares were acquired.

<F10>  Mr. Danker is a brother of Robert D. Basham,
President and a member of the Board of Directors of the Company. The Mr. and Mrs. Danker are both former
FMI/West End Investors and former Nevada Summit
Shareholders. Shares acquired by them in these transactions are listed separately because of the differing dates on which the shares were acquired.

<F11>  Mr. Ermenc is employed by the Company as a general
manager of an Outback Steakhouse(R) restaurant located in Nashville, Tennessee, and has an ownership interest in that restaurant.


<F12>  Rachel Morgan Frey, the beneficiary of Trust, is
the daughter of Robert Frey, one of the principals of FMI, and Debra Frey, who serves as Trustee of the Trust, is his wife. Mr. Frey disclaims beneficial ownership of the shares owned by the Trust. See Footnote <F13>.

<F13>  Does not include shares held by The Rachel Morgan
Frey 1995 Vested Trust for which Mr. Frey disclaims beneficial ownership. See Footnote <F12>.


<F14>  Mr. Gay is employed by the Company as a general
manager of an Outback Steakhouse(R) restaurant located in Antioc, Tennessee, and has an ownership interest in that restaurant.

<F15>  Mr. Grappo is employed by the Company as an
Operations Director and oversees the operations of the former Nevada Summit Restaurants, and receives a management fee for supervising the operations of these restaurants. In addition, Mr. Grappo will develop new
Company-owned Outback Steakhouse(R) restaurants in the Nevada and Utah area, and will have an ownership interest in the newly developed restaurants.

<F16>  Ms. Grodin is the niece of Robert D. Basham,
President and a member of the Board of Directors of the Company.

<F17>  Mr. Kelly is employed by the Company as a general
manager of an Outback Steakhouse(R) restaurant located in Knoxville, Tennessee, and has an ownership interest in that restaurant.

<F18>  Mr. Robinson is employed by the Company as a
general manager of an Outback Steakhouse(R) restaurant located in Chattanooga, Tennessee, and has an ownership interest in that restaurant.

<F19>  Mr. Sellers is employed by the Company as a
general manager of an Outback Steakhouse(R) restaurant located in Brentwood, Tennessee, and has an ownership interest in that restaurant.

<F20>  Mr. Shean is employed by the Company as a general
manager of an Outback Steakhouse(R) restaurant located in Cookeville, Tennessee, and has an ownership interest in that restaurant.

<F21>  Does not include 46,500 shares held by Shlemon,
Inc., a corporation controlled by Mr. Shlemon.  Mr.
Shlemon is employed by the Company as Vice President of Operations and oversees the operations of the Carrabba's
Italian Grill(R) restaurants through the United States.

<F22>  Mr. Stone is employed by the Company as an
Operations Director and oversees the operations of the Outback Steakhouse(R) restaurants located in Maryland, Virginia, and West Virginia, and has an ownership interest in newly developed restaurants in his area.

<F23>  Does not include shares held by his wife as
custodian for their minor children, which shares Mr.
Sumislawski disclaims beneficial ownership.  See Footnote
<F24>.  Mr. Sumislawski is employed by the Company as an
Operations Director and oversees the operations of the former FMI/West End Restaurants, and receives a management fee for supervising the operations of these restaurants. In addition, Mr. Sumislawski will develop new Company-owned Outback Steakhouse(R) restaurants in the Tennessee area, and will have an ownership interest in the newly developed restaurants.

<F24>  Josh and Kathryn Sumislawski are the minor
children of Joseph Sumislawski, a Selling Stockholder, and Judith, custodian for the minor children, is his wife. The shares represented in the table do not include shares held by Joseph Sumislawski. See Footnote <F23>.

<F25>  Mr. Timlin is employed by the Company as a general
manager of an Outback Steakhouse(R) restaurant located in Madison, Tennessee, and has an ownership interest in that restaurant.

<F26>  Does not include 21,000 shares owned by Gregory L.
Williamson, the general partner of the Selling
Shareholder. The shares represented in the table only include shares held in the name of the Selling
Stockholder.


                      PLAN OF DISTRIBUTION

     The distribution of the shares of Common Stock by a Selling Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, or on the NASDAQ National Market System (or any exchange on which the Common Stock may then be listed) in negotiated transactions, through the writing of options (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Selling Stockholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive

<PAGE 11>

compensation in the form of underwriting discounts, concessions or commissions from a Selling Stockholder and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). A Selling Stockholder also may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

     In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

     The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling
Stockholders.

                     LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Baker &
Hostetler, Cleveland, Ohio.

                        EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's annual report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

           BACK OF PROSPECTUS


     No dealer, salesman, or other
person has been authorized to give
any information or to make any
representations other than                      OUTBACK STEAKHOUSE, INC.
those contained in this Prospectus,
and, if given or made, such information
or representations must not be relied                 218,859 Shares
upon as having been so authorized.
This Prospectus does not constitute an                 Common Stock
offer to sell or a solicitation of an
offer to buy such securities in any
jurisdiction to any person to whom it
is unlawful to make such an offer or
solicitation in such jurisdiction.
Neither the delivery of this Prospectus
nor any sale hereunder shall, under any                  PROSPECTUS
circumstances, create any implication
that there has been no change in the
affairs of the Company since the date
hereof or that the information                       [November ___, 1996]
contained herein is correct as of any
time subsequent to its date.

          TABLE OF CONTENTS

                              Page

Available Information          2
Incorporation of Certain
  Documents by Reference       2
The Offering                   3
The Company                    3
Risk Factors                   4
Use of Proceeds                5
Description of Capital
  Stock                        5
Shares Eligible for
  Future Sale                  5
Selling Stockholders           6
Plan of Distribution          10
Legal Matters                 11
Experts                       11

                        PART II

           INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.     Other Expenses of Issuance and Distribution.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates. The Selling Stockholders will pay any transfer and sales taxes on the shares sold by them in this filing and the fees and expenses of its own counsel.

SEC registration fee                        $    1,703
Accounting fees and expenses                       500*
Legal fees and expenses                            500*
Blue Sky fees and expenses
   (including counsel fees)                          0*
Printing expenses                                    0*
Transfer agent's and registrar's fees
and expenses                                       200*
Miscellaneous expenses                             200*

     Total                                     $ 3,103*


*Estimated.

Item 15.     Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of
Delaware sets forth the conditions and limitations governing the indemnification of officers, directors and other persons.

     References are made to Article VI of the Registrant's Bylaws, a copy of which is incorporated herein by reference as Exhibit 3.2, which provide for indemnification of officers and directors of the Registrant to the full extent authorized by the aforesaid section of the General Corporation Law of the State of Delaware. Section
9 of Article VI of the Bylaws also authorizes the Registrant to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of the Registrant against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Registrant would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of such article or Delaware law.

     Section 102(b) of the General Corporation Law of the State of Delaware permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director. Reference is made to Article Eighth of the Registrant's Certificate of Incorporation, as amended, a copy of which is incorporated herein by reference as Exhibit 3.1, which limits a director's liability in accordance with the aforesaid section of the General Corporation Law of the State of Delaware.

     The Registrant has entered into Indemnification Agreements with its executive officers and directors, a form of which is incorporated herein by reference as Exhibit 4.2. These Indemnifi-cation Agreements provide that the executive officers and directors will be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any action or proceeding, including any derivative action, on account of their service as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnity will be provided to any director or officer under these agreements on account of conduct which is finally adjudged to be knowingly fraudulent or deliberately dishonest or willful misconduct. In addition, no indemnification will be provided if there is a final adjudication that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section
16(b) of the Securities Exchange Act of 1934, or of any similar statutory law, or on account of any compensation paid to a director or officer which is adjudicated to have been in violation of law, and in certain other circumstances.

The agreements bind the Company to provide indemnification to directors and officers whether or not the Company maintains directors' and officers' liability insurance coverage and regardless of any future changes in the Bylaws, although the agreements require the Company to use reasonable efforts to obtain and maintain such insurance. The protection to be afforded directors and officers by the agreements is broader than that provided under the indemnification provisions contained in the Bylaws. Under the agreements, unlimited indemnification is provided in respect of judgments and amounts paid in settlement of derivative actions, while under the Bylaws, indemnity in derivative actions is limited to expenses of the directors or officers and is provided only if the director or officer is successful on the merits.
Moreover, under the Bylaws, indemnity generally is permitted only if an individual determination is made that the person claiming indemnity has met certain specified standards of conduct. This same requirement is not contained in the contracts.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities
Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.     Exhibits and Financial Statement Schedules.

  Exhibit
  Number     Description

     2.1 Agreement and Plan of Reorganization, dated February 2, 1996, among Outback Steakhouse, Inc., Outback Steakhouse of Florida, Inc., Robert Frey, Ronald Sock, David Terry, Joseph Sumislawski, FMI Restaurants, Inc., Fore Management West End, Inc., Fore Management, Inc. and Fore Management Leasing, L.P. (included as an exhibit to Registrant's Amended Current Report on Form 8-K/A, dated December 31, 1995, filed April 1, 1996, and incorporated herein by reference)

     2.2     Agreement and Plan of Reorganization, dated May 28,
             1996, among Outback Steakhouse, Inc., Outback
             Steakhouse of Florida, Inc., Nevada Summit
             Corporation, and Anthony P. Grappo (filed herewith)

     4.1 Specimen Stock Certificate (included as an exhibit to the Registrant's Registration Statement on Form S-1, No. 33-40255, and incorporated herein by reference)

     4.2 Form of Indemnification Agreement with officers and directors (included as an exhibit to the Registrant's Registration Statement on Form S-1,
             No. 33-40255, and incorporated herein by reference)

       5 Opinion of Baker & Hostetler as to the legality of the shares of Common Stock being registered (filed herewith)

     23.1 Consent of Baker & Hostetler (contained in its opinion filed herewith as Exhibit 5 and incorporated herein by reference)

     23.2     Consent of Deloitte & Touche LLP (filed herewith)

     24.1     Power of Attorney (found in Part II on Page II-5)

     24.2 Certified Resolutions of the Board of Directors authorizing Power of Attorney (filed herewith)


Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section
     10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of
1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of
1934) that is incorporated by reference in the Registration
Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

<PAGE II-5>

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 21st day of October, 1996.


                                   OUTBACK STEAKHOUSE, INC.



                                   By:/s/ Chris T.Sullivan
                                      Chris T. Sullivan, Chairman


                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chris T. Sullivan, Robert Merritt and Joseph J. Kadow, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their orhis substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Position                               Date
/s/ Chris T. Sullivan    Chairman, Chief Executive              Oct. 21, 1996
Chris T. Sullivan        Officer, and Director
                         (Principal Executive Officer)

/s/ Robert S. Merritt    Senior Vice President, Chief           Oct. 21, 1996
Robert S. Merritt        Financial Officer, Treasurer,
                         Assistant Secretary, and
                         Director (Principal Financial
                         Officer and Principal
                         Accounting Officer)

/s/ Robert D. Basham     President, Chief Operating            Oct. 21, 1996
Robert D. Basham         Officer, and Director

<PAGE II-6>

/s/ J. Timothy Gannon    Senior Vice President and             Oct. 21, 1996
J. Timothy Gannon        Director

/s/ Edward L. Flom       Director                              Oct. 21, 1996
Edward L. Flom

/s/ John A. Brabson, Jr. Director                              Oct. 21, 1996
John A. Brabson, Jr.

/s/ Charles H. Bridges   Director                              Oct. 21, 1996
Charles H. Bridges

/s/ W. R. Carey, Jr.     Director                              Oct. 21, 1996
W. R. Carey, Jr.

/s/ Lee Roy Selmon       Director                              Oct. 21, 1996
Lee Roy Selmon

/s/ Nancy Schneid        Director and Vice                     Oct. 21, 1996
Nancy Schneid            President-Marketing
                         (Outback Steakhouse of
                         Florida, Inc.)

/s/ Debbi Fields         Director                              Oct. 21, 1996
Debbi Fields
